Exhibit 99.1

MEDIA CONTACT:
Jennifer Hoch
No Limit Agency
312-526-3996
jennifer@nolimitagency.com

FOR IMMEDIATE RELEASE

BBQ Holdings Inc. Announces Their Intent to Acquire the Assets of Granite City Food & Brewery
The company has executed an asset purchase agreement to acquire the Minnesota-based restaurant brand.

Minnetonka, Minn. — BBQ Holdings Inc., the parent company of Famous Dave’s, Clark Crew
BBQ and Real Famous BBQ, announced today that they have entered into an asset purchase agreement, pursuant to which BBQ Holdings will acquire the assets of Granite City Food & Brewery.

The Granite City Food & Brewery brand and its loyal customer following will contribute greatly to BBQ Holdings current and growing portfolio of restaurant brands. Founded in 1999, Granite City is highly regarded in the casual dining space for brewing their own award-winning beers and their beloved, made-from-scratch menu.

“This meaningfully accretive acquisition of Granite City Food & Brewery aligns with our strategy to accelerate growth and expansion as a multi-brand restaurant company,” said Jeff Crivello, Chief Executive Officer of BBQ Holdings. “As an award-winning concept, Granite City is a fantastic addition to the BBQ Holdings family, and we look forward to the synergies we can create between multiple brands.”

“Granite City, winner of Nation’s Restaurant News Hot Concept award is known for their brunch, patios, and of course locally brewed craft beer.   Granite City fits in well with our operating philosophy of great food and great service,” said Crivello.

 In addition to the announcement, BBQ Holdings, Inc., also recently opened several new restaurant concepts including Clark Crew BBQ in Oklahoma City, Real Famous BBQ in Utah and the first of several smaller-footprint concepts, in its home market of Minneapolis.

ABOUT BBQ HOLDINGS INC.:
BBQ Holdings, Inc. (NASDAQ: BBQ) BBQ Holdings is a national restaurant company engaged in the ownership and operation of casual and fast dining restaurants.  As of December 9, 2019 BBQ Holdings has three brands with 126 overall locations in 33 states and three countries, including 31 company-owned and 94 franchise-operated restaurants. While BBQ Holdings continues to diversify its ownership in the restaurant community it was founded with the principle of combining the “art and science” of barbecue to serve up the very best of the best to barbecue lovers everywhere. A wide variety of BBQ favorites including signature award-winning St. Louis- Style Ribs, Texas Beef Brisket, Georgia Chopped Pork, and Country-Roasted Chicken are offered. BBQ Holdings, through partnerships, has extended Travis’ award winning line of barbecue sauces, rubs and seasonings into the retail market.

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